Exhibit 3.1b

ARTICLES OF AMENDMENT
TO THE ARTICLES OF INCORPORATION OF SUNRISE REAL ESTATE
DEVELOPMENT GROUP, INC.

Pursuant to the provisions of Article 4.04 of the Texas Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to the Articles of Incorporation:

ARTICLE ONE

The name of the Corporation is Sunrise Real Estate Development Group, Inc.

ARTICLE TWO

The following amendment to the Articles of Incorporation was adopted on April 15, 2006 by the Board of Directors and by consent of the majority shareholders of the Corporation for the purpose of changing the name of the Corporation to “Sunrise Real Estate Group, Inc.”

Article One is hereby deleted in its entirety and replaced by the following language:

“Article One

A.  The name of the Corporation is Sunrise Real Estate Group, Inc.”

ARTICLE THREE

The number of shares of the Corporation outstanding at the time of such adoption was 22,996,614; and the number of shares entitled to vote thereon was 22,996,614.

ARTICLE FOUR

The holders of a majority of the shares of common stock outstanding and entitled to vote on said amendment have signed a consent in writing pursuant to Article 9.10 of the Texas Business Corporation Act adopting such amendment and any written notice to shareholders required by Article 9.10 has been given.

ARTICLE FIVE

This amendment to the Articles of Incorporation of the Corporation has been approved in the manner required by the Texas Business Corporation Act and by the constituent documents of the Corporation.

ARTICLE SIX
This amendment to the Articles of Incorporation of the Corporation shall be effective on May 23, 2006.

Dated: April 25, 2006

Sunrise Real Estate Development Group, Inc.

	By:	/s/ Lin, Chi-Jung
Lin, Chi-Jung President and Chief Executive Officer